EXHIBIT 23.4


             Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Ventritex, Inc. that is made part of the Registration Statement (Form S-4) and related Prospectus of St. Jude Medical, Inc. for the registration of 12,306,160 shares of its common stock, and to the incorporation by reference therein of our report dated July 25, 1996 (except as to Note 10, for which the date is August 21, 1996) with respect to the consolidated financial statements of Ventritex, Inc. included in its Annual Report (Form 10-K/A) for the year ended June 30, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


/s/Ernst & Young LLP
Palo Alto, California
April 4, 1997